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                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                MENTOR GRAPHICS SAYS INDEPENDENT TABULATORS CERTIFY
                   VALIDITY OF AGENT DESIGNATIONS TO CALL SPECIAL
                         MEETING OF QUICKTURN STOCKHOLDERS

               -- MENTOR GRAPHICS CHALLENGES QUICKTURN BOARD TO HOLD
                       SPECIAL MEETING ON OCTOBER 29, 1998 --

WILSONVILLE, OR, SEPTEMBER 29, 1998 -- Mentor Graphics Corporation (NASDAQ:
MENT) today announced that CT Corporation System, an independent tabulation firm retained by Quickturn Design Systems, Inc. (NASDAQ: QKTN), has certified that the Agent Designations delivered by Mentor Graphics to call a Special Meeting of Quickturn stockholders validly represent 17.26% of Quickturn's outstanding shares.

As previously indicated, Quickturn's bylaws permit stockholders representing at least 10% of Quickturn's stock outstanding to call a Special Meeting. Mentor Graphics has called the meeting for October 29, 1998, with a record date of September 10, 1998. Quickturn is challenging the meeting and record dates in Delaware state court.

The principal purpose of the Special Meeting is to vote on replacing the Quickturn Board of Directors with a slate of independent directors nominated by Mentor Graphics. If the nominees are elected, Mentor Graphics expects that, subject to their fiduciary duties to all Quickturn stockholders, the nominees will take the steps necessary to facilitate the stockholders' ability to accept Mentor Graphics' $12.125 per share all-cash offer.

Dr. Walden C. Rhines, President and Chief Executive Officer of Mentor Graphics, said, "We call upon Quickturn to stop wasting stockholders' time and money. The Agent Designations are valid and were valid when we delivered them 18 days ago on Friday, September 11, 1998."

Dr. Rhines continued: "As verified by the independent tabulator, Quickturn's stockholders have validly called the Special Meeting. It is high time for the Quickturn Board to adhere to the wishes of its stockholders to decide for themselves the merits of Mentor Graphics' offer on the date selected - Thursday, October 29, 1998."

Dr. Rhines emphasized: "Our commitment is to complete this transaction as promptly as possible. We urge stockholders to send the Quickturn Board a strong message by tendering their shares prior to midnight on October 6, 1998."

Mentor Graphics' Offer to Purchase and ancillary documents are available on a Mentor Graphics World Wide Web site at http://www.mentorg.com/file.

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The Dealer Manager for the Offer is Salomon Smith Barney. The Information Agent
for the Offer is MacKenzie Partners, Inc., which can be reached toll-free at 800-322-2885 or by collect call at 212-929-5500.

     CONTACT:  Anne M. Wagner                Roy Winnick
               Vice President, Marketing     Kekst and Company
               503/685-1462                  212/521-4842

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